Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2025, Aura Minerals Inc. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	AUGO	Nasdaq Global Select Market

We are a British Virgin Islands company incorporated and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law, including the BVI Act.

Our company number in the British Virgin Islands is 1932701. As provided in sub-regulation 4.1 of our memorandum of association, subject to British Virgin Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

CLASS A COMMON SHARES

Item 9. General

9.A.3 Preemptive rights

Not applicable.

9.A.5 Type and class of securities

The Company is authorized to issue an unlimited number of common shares. As of March 31, 2026, we had 83,789,223 common shares outstanding, no par value.

Item 9.A.6. Limitations or qualifications

Not applicable.

Item 9.A.7. Other rights

Not applicable.

Item 10.B Memorandum and articles of association

Below we provide a summary of the important provisions of our memorandum and articles of association. This description is not intended to be exhaustive. It is based on our memorandum and articles of association (which is attached as an exhibit to the annual report), as well as on the legislation and regulations applicable to companies organized under the laws of the British Virgin Islands.

Common shares

Holders of our common shares may freely hold and vote their shares.

The following summarizes the rights of holders of our common shares:

•	each holder of common shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	there are no cumulative voting rights;

•	the holders of our common shares are entitled to dividends and other distributions as may be declared from time to time by our board of directors; provided that the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company; and

•	upon our liquidation, dissolution or winding up, the holders of common shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent director would exercise in comparable circumstances.

Our memorandum and articles of association provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits; provided that such persons acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal or administrative proceedings, the person had reasonable grounds to believe their conduct was lawful. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors, officers, employees, agents or liquidators against any liability asserted against them and incurred by them in that capacity, whether or not we have or would have had the power to indemnify them against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands law and our articles of association in relation to our shareholders’ meetings:

•	the directors of the Company may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable; provided that at least one meeting of shareholders be held each year;

•	upon the written request of shareholders entitled to exercise 5 (five) percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders. Any such request must state the proposed purpose of the meeting. If the directors do not convene a meeting within 21 (twenty-one) days of receiving such request to call a meeting, any shareholder who signed the request may call the meeting;

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•	the directors convening a meeting must give notice not less than 21 (twenty-one) days and not more than sixty days (sixty) before the date of the meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in the register of members of our company and are entitled to vote at the meeting, (ii) the other directors, and (iii) the auditor of the Company;

•	a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding all of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•	a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than two shareholders entitled to vote on resolutions of shareholders to be considered at the meeting;

•	if within 30 (thirty) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within 15 (fifteen) minutes from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum, but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken;

•	a resolution of shareholders is valid (i) if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (ii) if it is a resolution consented to in writing by a majority of the votes of shares entitled to vote thereon; and

•	an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing by a majority of the votes of shares entitled to vote thereon, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which shareholders holding a sufficient number of votes of common shares to constitute a resolution in writing have consented to the resolution by signed counterparts.

Holders whose common shares are registered in the name of DTC or its nominee, which we expect will be the case for the holders of common shares purchased in our U.S. initial public offering, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the common shares.

Compensation of Directors

The compensation of our directors is determined by our Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination.

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Director’s Fiduciary Duties

British Virgin Islands law provides that every director of a British Virgin Islands company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum association or articles of association of the company.

Amendment of Governing Documents

Our memorandum of association may only be amended by a special resolution of shareholders. Our articles of association may be amended by a resolution of directors with such amendment to be approved by the shareholders at the next meeting of the shareholders, save that no amendment may be made by resolution of directors to (a) restrict the rights or powers of the shareholders to amend the memorandum or articles, (b) to change the percentage of shareholders required to pass a special resolution of the shareholders or resolution of the shareholders to amend the memorandum or articles, (c) to increase or decrease the number of directors or the minimum or maximum number of directors, (d) to add, change or remove restriction on the issue, transfer or ownership of shares; (e) to amend the memorandum or articles in circumstances where they cannot be amended by the shareholders.

Written Consent of Directors

Under our articles of association, a resolution of our directors in writing shall be valid only if consented to by all directors or by all members of a committee of directors, as the case may be.

Written Consent of Shareholders

As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our memorandum and articles of association provide that shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon. Certain matters can only be approved by a special resolution of the shareholders, which requires the affirmative vote of at least two thirds of the votes cast by the shareholders who (being entitled to vote) voted in respect of that resolution, or by a resolution consented to in writing by all the shareholders entitled to vote on such a resolution.

Shareholder Proposals

British Virgin Islands law and our memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 5% of the voting rights in respect of the matter for which the meeting is requested. Any such request must state the proposed purpose of the meeting.

Sale of Assets

In the British Virgin Islands, under section 175 of the BVI Act, shareholder approval is required when more than 50% of the Company’s total assets by value are being disposed of or sold if not made in the usual or regular course of the business carried out by the company. Section 175 of the BVI Act has been disapplied under our memorandum and articles of association; therefore, there is no statutory requirement for shareholder approval. The directors may by resolution of directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by us, but such determination is not automatically conclusive.

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Dissolution; Winding Up

As permitted by British Virgin Islands law and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if the Company’s assets equal or exceed its liabilities and we are able to pay our debts as they fall due.

Redemption of Shares

As permitted by British Virgin Islands law and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as described under “— Compulsory Acquisition” below. Moreover, our directors must determine that immediately following the redemption or repurchase we will be able to pay our debts as they become due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under section 176 of the BVI Act, subject to any limitations in a Company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “— Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

As permitted by British Virgin Islands law and our memorandum of association, we may vary the rights attached to any class of shares only with the consent in writing of holders of not less than 50% of the issued shares of that class and of holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Removal of Directors

Our memorandum and articles of association provide that directors may be removed at any time, with or without cause, by a resolution of shareholders or a resolution of directors.

Mergers

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation, a BVI company is required to comply with the provisions of the BVI Act, and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

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Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum of association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), a list of the names of the company’s directors and records of license fees paid to date, and will also disclose any articles of dissolution, articles of merger and a register of registered charges if such a register has been filed in respect of the company.

A member of a company is entitled, on giving written notice to the company, to inspect:

•	the memorandum and articles;

•	the register of members;

•	the register of directors; and

•	the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above. Subject to the memorandum and articles, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent the memorandum and articles of the company; the register of members maintained or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous 10 years.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify any changes to the originals of such registers to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine, the minutes of meetings and resolutions of members and of classes of members; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

A company is further required to:

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•	keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine, the records and underlying documentation of the company;

•	retain the records and underlying documentation for a period of at least five years from the date: (i) of completion of the transaction to which the records and underlying documentation relate; or (ii) the company terminates the business relationship to which the records and underlying documentation relate; and

•	provide its registered agent without delay any records and underlying documentation in respect of the company that the registered agent requests pursuant to the entitlement of the company’s registered agent to make such a request where the registered agent is required to do so by the British Virgin Islands Financial Services Commission or any other competent authority in the British Virgin Islands acting pursuant to the exercise of a power under an enactment.

The records and underlying documentation of the company are required to be in such form as:

•	are sufficient to show and explain the company’s transactions; and

•	will, at any time, enable the financial position of the company to be determined with reasonable accuracy.

Where the records and underlying documentation of a company are kept at a place or places other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written:

•	record of the physical address of the place at which the records and underlying documentation are kept; and

•	record of the name of the person who maintains and controls the company’s records and underlying documentation.

Where the place or places at which the records and underlying documentation of the company, or the name of the person who maintains and controls the company’s records and underlying documentation, change, the company must within 14 days of the change, provide:

•	its registered agent with the physical address of the new location of the records and underlying documentation; or

•	the name of the new person who maintains and controls the company’s records and underlying documentation.

For the foregoing purposes:

•	“business relationship” means a continuing arrangement between a company and one or more persons with whom the company engages in business, whether on a one-off, regular or habitual basis; and

•	“records and underlying documentation” includes accounts and records (such as invoices, contracts and similar documents) in relation to: (i) all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place; (ii) all sales and purchases of goods by the company; and (iii) the assets and liabilities of the company.

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Conflict of Interest

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the Company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our memorandum and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf which relate to the transaction, provided that the disinterested directors consent.

Transactions with Interested Shareholders

Although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

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